UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Echo Global Logistics, Inc.
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Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
April 27, 2018
To Our Stockholders:
On behalf of the Board of Directors and management, we cordially invite you to attend the annual meeting of stockholders (the "Annual Meeting") to be held on Friday, June 15, 2018, at 9:00 a.m., Central Daylight Time, at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654.
The following pages contain the formal notice of the Annual Meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election as directors.
The purpose of the Annual Meeting is to consider and vote upon proposals to (i) elect six directors to serve until the 2019 Annual Meeting of stockholders or until their respective successors are elected and qualified, (ii) ratify the appointment of our independent registered public accounting firm for 2018, (iii) approve, on an advisory, non-binding basis, the compensation of our named executive officers, and (iv) transact such other business as may properly come before the Annual Meeting. In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to our stockholders.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders via the Internet. These rules allow us to provide you with the information you need while lowering the costs and environmental impact associated with printing and mailing proxy materials for the Annual Meeting. On or about April 27, 2018, we will mail to our stockholders a notice containing instructions on how to access the proxy materials and vote on the matters described above. In addition, the notice will include instructions on how you can request a paper copy of the proxy materials.
Whether or not you plan to attend the Annual Meeting in person, your vote is important, and we encourage you to vote your shares promptly via the Internet or by telephone or mail. Instructions regarding these methods of voting are contained on the notice regarding the availability of proxy materials for the Annual Meeting.
We look forward to seeing you at the Annual Meeting.
Sincerely yours,

Douglas R. Waggoner
Chief Executive Officer and Chairman of the Board

Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 15, 2018
April 27, 2018
The Stockholders of Echo Global Logistics, Inc.:
Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of Echo Global Logistics, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 15, 2018, at 9:00 a.m., Central Daylight Time, at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654, for the following purposes:

1.	To elect six directors of the Company to serve until the 2019 Annual Meeting of stockholders or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	To approve, on an advisory, non-binding basis, the compensation of our named executive officers;

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
These items of business, including the nominees for director, are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 20, 2018 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders via the Internet. On or about April 27, 2018, we will mail to our stockholders a notice containing instructions on how to access the proxy materials and vote on the matters described above. In addition, the notice will include instructions on how you can request a paper copy of the proxy materials.
All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the materials accompanying this Notice. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.
We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

Kyle L. Sauers Chief Financial Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 15, 2018.
        This Proxy Statement and the 2017 Annual Report are available at: www.proxyvote.com. You will need your assigned control number to vote your shares. Your control number can be found on your proxy card.

Proxy Statement for the Annual Meeting of Stockholders of
Echo Global Logistics, Inc.
To Be Held on Friday, June 15, 2018

Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement and enclosed proxy card are being furnished to stockholders commencing on or about April 27, 2018 in connection with the solicitation by the Board of Directors (the "Board") of Echo Global Logistics, Inc., a Delaware corporation ("Echo," the "Company," "we," "us," or "our"), of proxies for use in voting at the 2018 annual meeting of stockholders (the "Annual Meeting"). You are receiving the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the Annual Meeting on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only stockholders of record at the close of business on April 20, 2018, the record date, are entitled to vote at the Annual Meeting. As of April 20, 2018, there were 28,385,602 shares of common stock outstanding and entitled to vote.

Annual Meeting Information

Date and Location. The Annual Meeting will be held on Friday, June 15, 2018 at 9:00 a.m., Central Daylight Time, at our corporate headquarters at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654.

Admission. Only record or beneficial owners of the Company’s stock, or their proxies, may attend the Annual Meeting in person. When you arrive at the Annual Meeting, you must present photo identification, such as a driver’s license. Beneficial owners also must provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Voting Information

Record Date. The record date for the Annual Meeting is April 20, 2018. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each item to be voted on at the Annual Meeting. Cumulative voting is not permitted. On the record date, there were 28,385,602 shares of common stock outstanding and entitled to vote. We have no other voting securities.

Confidential Voting. Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for the Company to assert or defend claims, (c) in the case of a contested election of director(s) or (d) at your express request.

Vote by Proxy. If your shares of common stock are held in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you can vote your shares on matters presented at the Annual Meeting or by proxy. There are three ways to vote by proxy:

1.	By Telephone - Stockholders can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

2.	By Internet - You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

3.	By Mail - You can vote by mail by signing, dating and mailing your proxy card.

Any proxy given pursuant to such solicitation by a stockholder of record and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption "PROPOSALS TO BE VOTED ON--Proposal 1: Election of Directors," FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company's fiscal year ending December 31, 2018 under "PROPOSALS TO BE VOTED ON--Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm," FOR advisory approval of the compensation of our named executive officers as disclosed in this proxy statement under "PROPOSALS TO BE VOTED ON--Proposal 3: Advisory Approval of the Compensation of our Named Executive Officers," and in the discretion of the proxies named on the proxy card, with respect to any other matters properly brought before the Annual Meeting and any adjournments thereof.

Submitting Voting Instructions for Shares Held Through a Broker. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting with proper evidence of stock holdings, such as a recent brokerage account or bank statement. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. If you do not give your broker or nominee instructions on how to vote your shares, your broker or nominee can vote your shares with respect to "routine" items but not with respect to "non-routine" items. "Proposal 1: Election of Directors" and "Proposal 3: Advisory Approval of the Compensation of Our Named Executive Officers" are non-routine matters for which your broker or nominee may not vote without explicit instructions from you. "Proposal 2: Ratification of Independent Registered Public Accounting Firm" is a routine matter for which your broker or nominee may vote your shares without explicit instructions from you.

Quorum. In order to carry on the business of the Annual Meeting, we must have a quorum. This means that stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum, but broker non-votes are not considered "present" for purposes of voting on non-routine matters.

Revoking Your Proxy. You may revoke your proxy at any time by (1) providing written notice to Kyle L. Sauers, Corporate Secretary, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654 at any time prior to the voting thereof, (2) submitting a proxy with a later date or (3) attending the Annual Meeting and voting in person.

Vote Required to Elect Directors. In order to be elected, director nominees must receive the affirmative vote of a majority of the votes cast in the election of directors. In other words, a nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such nominee. The size of the Board is currently set at six members. Abstentions and broker non-votes will have no effect on the election of directors.

Vote Required to Adopt Other Proposals. "Proposal 2: Ratification of Independent Registered Public Accounting Firm" requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against the ratification of the independent registered accounting firm, and there will be no broker non-votes with respect to this proposal, as it is a discretionary item.

"Proposal 3: Advisory Approval of the Compensation of Our Named Executive Officers" is a single "yes" or "no" vote on the total compensation package provided to the named executive officers, as described in the Compensation Discussion and Analysis and compensation tables. The stockholder vote will not be binding on the Company or the Board of Directors and may not be construed as (1) overruling their decision, (2) creating or implying any addition or change to their fiduciary duties, or (3) restricting or limiting stockholders' ability to make proposals for inclusion in proxy materials related to executive compensation.

Director Nominations. For a stockholder to nominate an individual to serve as a director at the 2019 Annual Meeting, the stockholder must follow the procedures outlined in this proxy statement under the caption "OTHER INFORMATION-Stockholder Proposals for the 2019 Meeting." Stockholders may also designate a director nominee to be considered by the Board for recommendation to the stockholders at the 2019 Annual Meeting by following the procedures outlined in this proxy statement under the caption "BOARD OF DIRECTORS AND CORPORATE GOVERNANCE-Meetings and Committees of the Board of Directors-Nominating and Corporate Governance Committee."

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors
Nominees
The size of the board is currently set to six members. At the Annual Meeting, the stockholders will elect six directors to serve until the 2019 Annual Meeting of stockholders or until their respective successors are elected and qualified. Unless marked otherwise, proxies received will be voted "FOR" the election of the six nominees named below. Any director vacancy occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company's by-laws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders held for the election of directors.
All nominees have consented to be named in this proxy statement and to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named herein will be unable or unwilling to serve as a nominee or as a director if elected.
The Company believes that the Board as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to the Company's operations and interests. In addition to considering a candidate's background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. In evaluating candidates for nomination, the Nominating and Corporate Governance Committee utilizes a variety of methods. The Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, but the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company's business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company's policy is to have at least a majority of directors qualify as "independent directors" as defined in the rules of the Nasdaq Global Market. Currently, five of our six directors are independent.
The Nominating and Corporate Governance Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves. Each director nominee holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. Each of our directors also has experience serving on boards of directors or trustees and committees of other companies.
The Nominating and Corporate Governance Committee also believes that each of the nominees and current directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board and its committees.
The names of the Company's current directors and director nominees, their ages as of April 20, 2018, their recent employment or principal occupation, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as director of the Company are set forth below:

Name	Age	Position
Douglas R. Waggoner	59	Chairman of the Board and Chief Executive Officer
Samuel K. Skinner(1)(2)(3)	79	Lead Independent Director
Matthew Ferguson(1)(2)	51	Director
David Habiger(1)(2)	49	Director
Nelda J. Connors(1)(3)	52	Director
William M. Farrow III(4)	63	Director
_______________________________________________________________________________

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Nominating and Corporate Governance Committee.

(4)	Member of our Nominating and Corporate Governance Committee since February 2018.

There are no family relationships among any of the directors or executive officers of the Company. Our Board has affirmatively determined that five of our six director nominees, Messrs. Skinner, Ferguson, Habiger, Farrow and Ms. Connors are "independent directors" as defined in the rules of the Nasdaq Global Market.

Douglas R. Waggoner has served as our Chief Executive Officer since December 2006 and on our Board since February 2008. In June 2015, the Board appointed Mr. Waggoner to serve as Chairman of the Board. Mr. Waggoner will serve as our Chief Executive Officer and Chairman of the Board until December 31, 2019, unless such terms are otherwise terminated or renewed, pursuant to the terms of his employment agreement. Since April 2015, Mr. Waggoner has also served on the board of directors of SP Plus Corporation, a provider of, among other things, professional parking, ground transportation and logistics services, and Daylight Transport, a leading expedited LTL carrier. Prior to joining Echo, Mr. Waggoner founded SelecTrans, LLC, a freight management software provider based in Chicago, Illinois. From April 2004 to December 2005, Mr. Waggoner served as the Chief Executive Officer of USF Bestway, and from January 2002 to April 2004, he served as the Senior Vice President of Strategic Marketing for US Freightways Corporation. Mr. Waggoner served as the President and Chief Operating Officer of Daylight Transport from April 1999 to January 2002, Executive Vice President from October 1998 to April 1999, and Chief Information Officer from January 1998 to October 1998. From 1986 to 1998, Mr. Waggoner held a variety of positions in sales, operations, marketing and engineering at Yellow Transportation before eventually leaving the company as the Vice President of Customer Service. Mr. Waggoner holds a Bachelor of Science degree in Economics from San Diego State University. Mr. Waggoner provides the Board significant transportation industry-specific operations management and leadership experience.

Samuel K. Skinner first joined our Board in September 2006 and served as our non-executive Chairman of the Board from February 2007 to June 2015. Following our 2017 Annual Meeting, Mr. Skinner began serving as the Board's Lead Independent Director. Since May 2004, Mr. Skinner has been of counsel at the law firm Greenberg Traurig, LLP where he is the Chair of the Chicago Governmental Affairs Practice. Mr. Skinner served as Chairman, President and Chief Executive Officer of US Freightways Corporation from July 2000 to May 2003, and from 1993 to 1998 he served as President of Commonwealth Edison Company and its holding company, Unicom Corporation. During his time at US Freightways, it was one of the largest transportation and logistics companies in the country until its merger with YRC. Mr. Skinner served as the Chief of Staff to President George H.W. Bush from December 1991 to August 1992, and from 1989 to 1991, he served as the Secretary of Transportation. In 1975, he was appointed by President Gerald R. Ford as the United States Attorney for the Northern District of Illinois. Mr. Skinner is currently a director of Navigant Consulting, Inc. and the Chicago Board Options Exchange (CBOE), Inc. Mr. Skinner holds a Bachelor of Science degree in Accounting from the University of Illinois and a Juris Doctor from DePaul University College of Law. Mr. Skinner brings to the Board extensive leadership experience and transportation and logistics industry experience in both the public and private sectors, operations management skills and experience with corporate governance and regulatory matters, having served as the chief executive officer of a large public company and a director of several public companies for over 10 years.

Matthew Ferguson has served on our Board since February 2010. Mr. Ferguson has served as the Chief Executive Officer of CareerBuilder.com, an online recruiting service, since 2004, and as its Chief Operating Officer and Senior Vice President from 2000 to 2004. Mr. Ferguson is a partner at Woodington Management, LLC, a real estate management company. He is also Chairman of the Board of DataClover, a company that offers customer service technology for the auto industry. He received a Bachelor of Arts degree from Indiana University, a Master of Business Administration degree from the University of Chicago and a Juris Doctor degree from Northwestern University. Mr. Ferguson brings to the Board extensive leadership experience, operations management skills and experience with corporate governance and regulatory matters, having served as chief executive officer of a large global company and its partnership with several publicly-held entities.

David Habiger has served on our Board since December 2012. Mr. Habiger has served as President and Chief Executive Officer of J.D. Power since March 2018. He also served as the Chief Executive Officer of Textura Corporation from April 2015 to June 2016. From June 2011 to July 2012, Mr. Habiger served as the Chief Executive Officer of NDS Group Ltd. until it was acquired by Cisco Systems. Mr. Habiger served in various roles at Sonic Solutions, a digital media software company, from February 1993 to February 2011, most recently as President and Chief Executive Officer from September 2005 to February 2011. Mr. Habiger is a director of Control4, GrubHub, Xperi and Stamps.com, and is a trustee of Rush University Medical Center. Previously, Mr. Habiger was a director for Enova, Immersion, DTS, RealD and Textura. Mr. Habiger received his Bachelor of Arts degree from St. Norbert College and a Master of Business Administration degree from the University of Chicago. He is a member of the National Association of Corporate Directors, a Senior Advisor to Silver Lake Partners and a Venture Partner at the Pritzker Group. Mr. Habiger brings to the Board extensive leadership and management experience, having served as the chief executive officer of two public companies, as well as public company board experience.

Nelda J. Connors has served on our Board since April 2013. Ms. Connors is the founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, a privately held investment firm. Since founding Pine Grove in 2011, Ms. Connors has overseen transactions representing over $100 million in enterprise value. Prior to founding Pine Grove, she served as President and Chief Executive Officer of Atkore International Inc. from 2008 through 2011, formerly a division of Tyco International. Prior to joining Tyco, she served as a senior executive at Eaton Corporation, Ford Motor Company and Chrysler Corporation in various global business leadership and P&L roles. Ms. Connors is a director of Boston Scientific, Delphi Technologies and Enersys Corporation. She previously served on the boards of Blount International, Vesuvius, Clarcor Corporation and the Federal Reserve Bank of Chicago. She also served as a panelist for the Department of Justice's Takata airbag investigation. Ms. Connors holds both Bachelor of Science and Master of Science degrees in Mechanical Engineering from the University of Dayton, with post-graduate studies at the University of Tokyo in International Finance and Economics. Ms. Connors brings to the Board broad experience in the areas of operations, financial management and business strategy.

William M. Farrow III has served on our Board since June 2017. Mr. Farrow is the co-founder and retired President and Chief Executive Officer of Urban Partnership Bank, a community development financial institution created in 2010 to help prevent financial devastation in moderate income communities in Chicago, Detroit and Cleveland. In 2013, Mr. Farrow was appointed as a Director of the Federal Reserve Bank of Chicago where he currently serves as the Chair of the Audit Committee and a member of the Systems Operations Committee. Mr. Farrow currently serves on the boards of WEC Energy Group, CoBank, the Chicago Board Options Exchange and Northshore University HealthSystem. In 2001, Mr. Farrow joined the Chicago Board of Trade as Executive Vice President, CIO and member of the Office of the President. From 1986 to 2001, Mr. Farrow held multiple senior positions at the First National Bank of Chicago, including Head of Treasury Management Sales. In 1979, Mr. Farrow was a consultant for Arthur Anderson & Company. Mr. Farrow received his Bachelor of Arts degree from Augustana College and his Master of Business Administration degree from Northwestern University's Kellogg Graduate School of Management. Mr. Farrow brings to the Board extensive leadership and management experience as well as experience in financial management strategy.
Required Vote

In order to be elected, director nominees must receive the affirmative vote of a majority of the votes cast in the election of directors. In other words, a nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such nominee.
Recommendation of the Board of Directors
        THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOLLOWING DIRECTORS: DOUGLAS R. WAGGONER, SAMUEL K. SKINNER, MATTHEW FERGUSON, DAVID HABIGER, NELDA J. CONNORS AND WILLIAM M. FARROW III.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Ernst & Young LLP has served as the Company's independent registered public accounting firm since 2007 and has been appointed by the Audit Committee to continue as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018. In the event that ratification of this selection is not approved by a majority of the shares of common stock of the Company represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and the Board will review the Audit Committee's future selection of an independent registered public accounting firm.
Representatives of Ernst & Young LLP will be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the Company's common stock present at the Annual Meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year.
Recommendation of the Board of Directors
THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Proposal 3: Advisory Approval of the Compensation of Our Named Executive Officers

Under Section 14A of the Securities Exchange Act of 1934, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is required to provide a stockholder advisory vote, at least every three years, to approve the compensation of our named executive officers, as disclosed in our Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the Securities and Exchange Commission set forth in this proxy statement. Based on feedback from our stockholders at the 2017 Annual Meeting, our Board elected to provide this vote on an annual basis. At our 2017 Annual Meeting, in a non-binding vote, a majority of shares cast voted in favor of our executive compensation program and practices disclosed in our 2017 proxy statement.

This advisory vote will not be binding on or overrule any decisions by our Board, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Our Board has determined that the best way to allow our stockholders to vote on the Company's executive pay programs and policies is through the following resolution:

RESOLVED, that the stockholders approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables, and related material).

Required Vote. Approval of this proposal will require the affirmative vote of a majority of the holders of our common stock represented in person or by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE "FOR" ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure
Our Board is led by our Chairman and CEO, Douglas R. Waggoner. In accordance with Company policy, the Board of Directors sets high standards for the Company's employees, officers and directors. It is the duty of the Board and its leadership to serve as a prudent fiduciary for stockholders and to oversee the management of the Company's business. We believe that having Mr. Waggoner serve as Chairman and CEO is the most appropriate structure for the Company, as Mr. Waggoner can unify his responsibility for setting the strategic direction of the Company with his role of providing guidance to the leadership team as Chairman of the Board. Our current Lead Independent Director, Samuel K. Skinner, serves as a liaison between senior management and the Company's independent directors, and presides at executive sessions of the Board. The role of Lead Independent Director was created in June 2015 to further enhance the Board's independence and corporate governance. This structure strengthens the alignment between the Board and the day-to-day operations of the Company, and we believe that this is the most appropriate structure for the Company at this time.

Board of Directors' Role in Risk Oversight
Our Board, through its three standing committees, has an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company. The current trends toward increased regulation and litigation, as well as macro-economic challenges, among other things, make it extremely difficult to predict the type and magnitude of risks facing the Company. In spite of this unpredictability, the Board relies on the representations of management, the external audit of the financial information, the internal control structure, the Company's insurance advisors and the historically conservative practices of the Company to provide comfort on the Company's ability to manage its risks. Management's discussion of current risk factors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Meetings and Committees of the Board of Directors
During 2017, the Board held four meetings, not including the Annual Shareholder Meeting. During 2017, each director attended 100% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all of the committees of the Board on which he or she served. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board.
Audit Committee.   The Audit Committee currently consists of Messrs. Habiger, Skinner and Ferguson and Ms. Connors. Mr. Habiger serves as the chairman of our Audit Committee and will continue to serve as chairman if re-elected to the Board. The Audit Committee is composed entirely of independent non-employee directors and is responsible for, among other things, reviewing and recommending to the Board internal accounting and financial controls, accounting principles and internal auditing practices to be employed in the preparation and review of our financial statements. In addition, the Audit Committee is responsible for the appointment, compensation, and oversight of the external auditor. Messrs. Habiger, Skinner and Ferguson are "audit committee financial experts" as defined in the Securities and Exchange Commission ("SEC") rules. During 2017, the Audit Committee held five meetings.
Compensation Committee. The Compensation Committee currently consists of Messrs. Ferguson, Skinner and Habiger. Mr. Ferguson serves as chairman of our Compensation Committee and will continue to serve as chairman if re-elected to the Board. The Compensation Committee is composed entirely of independent non-employee directors and is responsible for, among other things, the following items:

•
Reviewing our executive compensation and personnel policies, programs and plans, including management development and succession plans, and to approve and administer employee compensation and benefit programs;

•	Reviewing and approving our executive compensation philosophy and compensation for our Chief Executive Officer and our other executive officers;

•	Review, evaluate and recommend to the Board the compensation of our directors;

•	Review, approve and recommend to the Board any new incentive compensation plans or amendments to existing plans;

•	Review, discuss and recommend to the Board the compensation discussion and analysis section that is included in this proxy statement;

•
Oversee and monitor our executive compensation policies, plans and programs for our senior management team to ensure that they are consistent with our compensation philosophy and objectives, as well as the long-term interests of the Company's stockholders; and

•	Administer our 2008 Stock Incentive Plan.
The Compensation Committee continued to engage Aon Hewitt, its independent compensation consultant, in 2017 to review and make recommendations regarding our executive and director compensation program. See "EXECUTIVE AND DIRECTOR COMPENSATION—Compensation Discussion and Analysis" for a discussion of the Company's processes and procedures for considering and determining executive and director compensation. In accordance with the requirements of Regulation S-K, the Company has determined that no conflict of interest has arisen with respect to the work of Aon Hewitt as compensation consultant to the Compensation Committee. During 2017, the Compensation Committee held one meeting.
Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of Messrs. Skinner and Farrow and Ms. Connors. Mr. Skinner serves as the chairman of our Nominating and Corporate Governance Committee and will continue to serve as chairman if re-elected to the Board. The Nominating and Corporate Governance Committee is composed entirely of independent non-employee directors and is responsible for, among other things, assisting the Board with its responsibilities regarding:

•	the identification of individuals qualified to become directors;

•	the selection of the director nominees for the next annual meeting of stockholders; and

•	the selection of director candidates to fill any vacancies on the Board.
In evaluating and determining whether to nominate a candidate for a position on the Company's Board, the Nominating and Corporate Governance Committee will consider the candidate's professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Nominating and Corporate Governance Committee utilizes a variety of methods. The Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, but the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company's business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Nominating and Corporate Governance Committee from current Board members, stockholders, professional search firms, officers or other persons. The Nominating and Corporate Governance Committee will review all candidates in the same manner regardless of the source of recommendation. During 2017, the Nominating and Corporate Governance Committee held one meeting.
The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate's name and qualifications for Board membership and should be addressed to Kyle L. Sauers, Corporate Secretary, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.
For purposes of potential nominees to be considered at the 2019 annual stockholders' meeting, the Corporate Secretary must receive this information no earlier than February 15, 2019 and no later than the close of business on March 18, 2019, in accordance with the procedures in the Company's by-laws. The notice must set forth the candidate's name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder's name, address and the number of shares beneficially owned (and the period they have been held).
The Company did not pay a third party any fees to identify, evaluate or assist in identifying potential nominees for director in 2017.
Governance Documents
All of the Company's current committee charters are available at www.echo.com on the "Investor" page under the link "Corporate Governance." Included in this section is the Code of Ethics that applies to all directors, officers (including the chief executive officer, chief financial officer, and chief operating officer) and employees of the Company. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.

Compensation Committee Interlocks and Insider Participation

Messrs. Ferguson, Skinner and Habiger served on our Compensation Committee during 2017. None of the members of our Compensation Committee has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications with Directors
The Board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent c/o Kyle L. Sauers, Corporate Secretary, at 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.
All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees, or that he otherwise determines requires the attention of any member, group or committee of the Board.
Attendance at Annual Meeting
Directors are encouraged, but not required, to attend our annual stockholders' meeting. One of our directors attended the 2017 Annual Meeting.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 20, 2018 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of the named executive officers listed in the "EXECUTIVE AND DIRECTOR COMPENSATION—Executive Compensation—Summary Compensation Table" section of this proxy statement; and

•	all of our directors and executive officers as a group.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.

	Shares of Common Stock Beneficially Owned(1)
Name and Address	Number of Shares	Number of Options	Total	Approximate Percent of Class(1)
5% or Greater Stockholders
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	3,529,152		3,529,152	12.4%
Dimensional Fund Advisors, L.P.(3) 6300 Bee Cave Road Austin, TX 78746	2,322,295		2,322,295	8.2%
The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	1,457,134		1,457,134	5.1%
Directors, Director Nominees and Executive Officers
Samuel K. Skinner	28,130	8,389	36,519	*
Douglas R. Waggoner	306,532	165,000	471,532	1.7%
David B. Menzel	167,334	50,000	217,334	*
Matthew Ferguson	21,767	—	21,767	*
David Habiger	21,116	—	21,116	*
Nelda J. Connors	21,107	—	21,107	*
Kyle L. Sauers	80,287	25,000	105,287	*
William M. Farrow III	6,838	—	6,838	*
Directors, Director Nominees and Executive Officers as a group (8 persons)	653,111	248,389	901,500	3.2%
___________________________________________________________________________

*	= less than 1%.

(1)
"Beneficial ownership" means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 20, 2018 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 20, 2018, and the percentages are based upon 28,385,602 shares of our common stock outstanding as of April 20, 2018. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2) Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 9, 2018.

(3)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2018.
(4) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.
Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely, except the Form 3 for William M. Farrow III was inadvertently filed late on July 28, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the ordinary course of our business, we may from time to time enter into transactions with our directors, officers and 5% or greater stockholders. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest situations. Such transactions must be approved by our Audit Committee prior to consummation.

There were no related party transactions in 2017.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers/Named Executive Officers
The following table sets forth certain information concerning each of our executive officers that served as a named executive officer in 2017 (collectively our "named executive officers"):

Name	Age	Position(s)
Douglas R. Waggoner	59	Chief Executive Officer and Chairman of the Board
David B. Menzel	56	President and Chief Operating Officer
Kyle L. Sauers	47	Chief Financial Officer
Douglas R. Waggoner. See "PROPOSALS TO BE VOTED ON—Proposal 1: Election of Directors" for Mr. Waggoner's biographical information.
David B. Menzel has served as our President since July 2014 and as our Chief Operating Officer since October 2013 and will continue to serve in such capacities until December 31, 2019, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. From April 2008 to September 2013, Mr. Menzel served as our Chief Financial Officer. From May 2005 to March 2008, Mr. Menzel was the Chief Financial and Operating Officer of G2 SwitchWorks Corp., a travel technology company. From 2003 to 2005, Mr. Menzel served as a managing director of Parson Consulting, a management consulting firm. Mr. Menzel served as the Chief Executive Officer of YesMail, Inc. from 2000 to 2003, and as the Senior Vice President and Chief Financial Officer from 1999 to 2000. Mr. Menzel was also the Chief Financial Officer of Campbell Software from 1994 to 1999, and worked in the Audit and Business Advisory Practice at Arthur Andersen LLP from 1985 to 1994. Mr. Menzel holds a Bachelor of Science degree in Accounting and a Master of Accountancy from Florida State University.
Kyle L. Sauers has served as our Chief Financial Officer since October 2013 and will continue to serve in such capacity until December 31, 2019, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. Mr. Sauers joined the company in 2011 as our Senior Vice President of Finance and Controller. Prior to Echo, Mr. Sauers was the General Manager of Varian Medical Systems’ Security & Inspection Products Division, a result of Varian’s acquisition of Bio-Imaging Research (“BIR”) where he had served on the board of directors and as Chief Financial Officer since 2005. BIR was a leading supplier of cargo screening systems and software. Prior to BIR, Mr. Sauers spent eight years at Sphere Communications, a leading VoIP software technology company, most recently as Chief Financial Officer. Before Sphere, Mr. Sauers served in various financial management positions at APAC Customer Services, a provider of outsourced customer care and acquisition services. Mr. Sauers began his career as part of the Audit and Business Advisory Practice at Arthur Andersen LLP, where he served entrepreneurial and middle market companies. Mr. Sauers graduated from the University of Illinois with a Bachelor of Science degree in Accounting and is a Certified Public Accountant.

Compensation Discussion and Analysis
Business Overview
Echo Global Logistics is a leading provider of technology-enabled transportation and supply chain management solutions. We utilize a proprietary technology platform to compile and analyze data from our multi-modal network of transportation providers to satisfy the transportation and logistics needs of our clients. This model enables us to quickly adapt to and offer efficient and cost-effective solutions for our clients' shipping needs. We focus primarily on arranging transportation with truckload ("TL") and less than truckload ("LTL") carriers. We also offer intermodal (which involves moving a shipment by rail and truck), small parcel, domestic air, expedited and international transportation services. Our core logistics services include rate negotiation, shipment execution and tracking, carrier selection and management, routing compliance, freight bill payment and audit, payment and performance management, and reporting functions, including executive dashboard tools.
The success of our model and its ability to deliver a competitive value proposition to shippers (our clients) has been the main driver behind our historical growth, and we believe will serve as the basis for our continued expansion.
This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers, focusing on the information contained in the following tables and related footnotes for 2017. The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives generally in the form of restricted stock and performance shares, other benefits and perquisites, and post-termination severance. Our other benefits and perquisites consist of health insurance benefits and a qualified 401(k) savings plan and include reimbursement for certain medical insurance and other payments. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance.
Financial Highlights
In order to continue to successfully execute on our business model, our annual cash incentives and long-term equity incentives are tied to key internal metrics and relative shareholder return.
In 2017, the Company reached several financial milestones. Net revenue for the year ended December 31, 2017 and 2016 was $339.0 million and $318.6 million, respectively, representing a 6.4% increase. For the year ended December 31, 2017, adjusted Earnings before Interest, Taxes, Depreciation, and Amortization ("EBITDA") (collectively, adjusted "EBITDA") was $63.6 million, representing a 11.8% decrease over the 2016 adjusted EBITDA. In arriving at the 2017 adjusted EBITDA used to compute a component of the non-equity incentive pay of our named executive officers, the Compensation Committee removed certain items it did not deem as routine operating costs from preliminary adjusted EBITDA (as defined below). These included one time consulting expenses associated with strategy development and salesforce integration. As a result of the near-target 2017 financial performance of the Company, our named executive officers, Douglas R. Waggoner, Kyle L. Sauers and David B. Menzel earned non-equity incentive plan compensation of $722,709, $310,091 and $386,410, respectively. For further discussion, see the "—Annual Cash Incentives" section below.
Advisory Vote on Executive Compensation
At our 2017 annual meeting, in a non-binding vote, a majority of our stockholders indicated a desire to vote on executive compensation every year. In accordance with the voting results, we have provided our stockholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers every year until the next required advisory vote on the frequency of future advisory votes on executive compensation, which will occur at the 2023 annual meeting. Further, in light of the stockholder approval of our executive compensation, the Compensation Committee did not make changes to our program based on the results of the stockholder advisory vote but will continue to monitor and consider the results of future votes. Our next stockholder advisory vote on executive compensation will be held at the Annual Meeting on June 15, 2018.
We encourage stockholders to review this Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures which outline the objectives of and the philosophy behind our compensation program.
Compensation Program Objectives and Philosophy
In General. The objectives of our compensation programs are to:

•	attract, motivate and retain talented and dedicated named executive officers,

•	provide our named executive officers with both cash and equity incentives that link our interests and those of our stockholders, and

•	provide our named executive officers with long-term incentives so we can retain them and provide stability during periods of rapid growth.

Generally, the compensation of our named executive officers is composed of base salary, annual cash incentives and equity awards in the form of restricted stock awards and performance shares. In setting base salaries, the Compensation Committee reviews the individual contributions of the particular executive. For 2017, annual incentive compensation is primarily based on financial performance (net revenue and adjusted EBITDA), as well as individual performance, both as evaluated by the Compensation Committee. For 2017, the net revenue target was $338.6 million and the adjusted EBITDA target was $65.8 million. Actual net revenue was $339.0 million and adjusted EBITDA was $63.6 million. For 2018, annual incentive compensation for our named executive officers will continue to be primarily determined by our financial performance (net revenue and adjusted EBITDA) and individual objectives will also be considered. In addition, for 2017 and 2018, restricted stock and performance shares are granted to provide our named executive officers with compensation that connects pay based upon the performance of our common stock and our relative total shareholder return over time.
Competitive Market. We define our competitive market for executive talent and investment capital to be the transportation and technology services industries. In 2017, the Compensation Committee engaged Aon Hewitt, a nationally recognized and reputable executive compensation consulting firm, to provide market information for the total cash and total direct compensation elements of our compensation program against our peer group of companies and present the results to the Compensation Committee in preparation for executive compensation decisions. The report included the compensation elements of salary, incentive compensation, and equity compensation, both separately and combined. The report considered general industry trends and proxy data from asset and non-asset based transportation and logistics companies. The report utilized the following peer group in its analysis:

•	ArcBest Corporation (ARCB)

•	Blackbaud, Inc. (BLKB)

•	C.H. Robinson Worldwide, Inc. (CHRW)

•	CSG Systems International, Inc. (CSGS)

•	ExlService Holdings, Inc. (EXLS)

•	Fair Isaac Corporation (FICO)

•	Forward Air Corporation (FWRD)

•	Hub Group, Inc. (HUBG)

•	J.B. Hunt Transportation Services (JBHT)

•	Landstar System, Inc. (LSTR)

•	Manhattan Associates, Inc. (MANH)

•	Microstrategy, Inc. (MSTR)

•	Old Dominion Freight Line, Inc. (ODFL)

•	Pegasystems, Inc. (PEGA)

•	Roadrunner Transportation Systems, Inc. (RRTS)

•	Ryder System, Inc. (R)

•	The Ultimate Software Group, Inc. (ULTI)

•	Verint Systems, Inc. (VRNT)

•	Werner Enterprises, Inc. (WERN)

•	WEX Inc. (WEX)

•	XPO Logistics (XPO)

This peer group list has been modified from the previous year to better align with the company and industry peers. The list now encompasses a larger quantity of companies within the logistics and software industries, including Blackbaud, Inc. (BLKB), ExlService Holdings, Inc. (EXLS), WEX, Inc. (WEX) and Werner Enterprises, Inc. (WERN). Since 2016, Netsuite, Inc. (N) and UTi Worldwide, Inc. (UTIW) were removed from the group because both of those companies were acquired.

Aon Hewitt provided the report data and explained the data and reports to the Compensation Committee. The data was used to determine the market reference points of total compensation for our Chief Executive Officer, Chief Financial Officer, and our Chief Operating Officer, for consideration when determining their total cash and total direct compensation. No specific percentile of the market data was targeted when making this determination. This report was used in making 2017 and 2018 compensation decisions.
Compensation Process. For each of our named executive officers, the Compensation Committee will review and approve all elements of compensation, taking into consideration recommendations from our Chief Executive Officer (for compensation other than his own).

Elements of Compensation Program
The principal elements of our executive compensation program are (i) base salary, (ii) long-term equity incentives generally in the form of restricted stock and performance shares (calculated at fair value in the charts below), (iii) annual performance-based cash incentives (calculated as the target amount in the charts below), and (iv) other benefits and perquisites. Below is a percentage breakdown by element of compensation (at target for incentive compensation) for our named executive officers, followed by a detailed discussion of each element:

2017 CEO Compensation
0.9%
18.3%
18.3%
62.5%
Base Salary 18.3%
Stock Awards 62.5% (1)
Non-Equity Incentive Plan Compensation 18.3%
All Other 0.9%

2017 CFO Compensation
1.2%
19.8%
26.4%
52.6%
Base Salary 26.4%
Stock Awards 52.6% (1)
Non-Equity Incentive Plan Compensation 19.8%
All Other 1.2%

2017 President & COO Compensation
1.2%
18.4%
24.5%
55.9%
Base Salary 24.5%
Stock Awards 55.9% (1)
Non-Equity Incentive Plan Compensation 18.4%
All Other 1.2%

(1)	Consists of a combination of restricted stock awards and performance shares, with each component representing 50% of the total number of shares granted to each executive.

Base Salaries
In General.    We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. The Compensation Committee reviews base salaries annually and adjusts base salaries in accordance with its compensation philosophy. In 2017, the Compensation Committee set our named executive officers' base salaries at compensation benchmarks presented in the aforementioned peer group study. No specific percentile of the market data from the study was targeted when making compensation decisions. In determining base salaries of our named executive officers, the Compensation Committee considers the results of this study as well as the performance of each executive, the nature of his or her responsibilities and the Company’s general compensation practices. Except as noted, the table below shows our named executive officers’ base salary (and related increases) since 2016:

Name and Principal Position	2016 ($)	2017 ($)	Percent Increase(1)	2018 ($)	Percent Increase(1)
Douglas R. Waggoner Chief Executive Officer	760,000	798,000	5%	830,000	4%
Kyle L. Sauers Chief Financial Officer	425,000	451,000	6%	475,000	5%
David B. Menzel President & Chief Operating Officer	546,000	562,000	3%	587,000	4%
______________________________________________________________________________
(1) Increases in compensation from 2016 to 2017 and 2017 to 2018 were driven by market factors and increased responsibilities due to the growth of the Company, along with a comparison to the applicable peer group.
Annual Cash Incentives
Determination of Awards.    We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. In 2017, the targeted annual cash incentive awards were 100% of base salary for Mr. Waggoner and 75% of base salary for Mr. Sauers and Mr. Menzel, consistent with the 2016 target awards. The Compensation Committee set these targets based on the annual incentive compensation benchmarking results presented in the aforementioned peer group study, as well as performance expectations. The bonuses were to be earned based on a combination of an individual performance component and the adjusted EBITDA and Net Revenue ("Company Performance") component. The maximum percentage that may be earned with respect to the individual component is 250% of target and the maximum percentage that may be earned with respect to the Company performance component is 250% of target. Component allocations and actual performance achieved in 2017 by our named executives are outlined in the following table:

			Company Performance			Individual Performance
	Base Salary	Target Annual Incentive (% of Base Salary)	Allocation to Component	Payout Factor	Component Amount Achieved	Allocation to Component	Payout Factor	Component Amount Achieved	Final Actual Annual Incentive
Douglas R. Waggoner	$798,000	100%	85%	88.9%	$603,009	15%	100%	$119,700	$722,709
Kyle L. Sauers	$451,000	75%	75%	88.9%	$225,528	25%	100%	$84,563	$310,091
Dave B. Menzel	$562,000	75%	75%	88.9%	$281,035	25%	100%	$105,375	$386,410
Business Judgment Adjustments.    The Compensation Committee may make reasonable adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effects of external, unusual or significant strategic events, such as natural disasters, litigation, regulatory changes in accounting or taxation standards, restructurings, acquisitions or divestitures.
Performance Goals. Consistent with our performance-based approach, and given the broader responsibilities of our named executive officers, the annual incentive compensation for our named executive officers is partially based on the Company’s net revenue (50% of Company performance component) and partially based on overall Company adjusted EBITDA (50% of Company performance component). For 2017, the Company achieved $61.8 million in "preliminary adjusted EBITDA" (which is the same as the "Non-GAAP EBITDA" as reported on our Form 8-K, which was furnished to the SEC on February 7, 2018). This preliminary adjusted EBITDA figure was further adjusted for the impact of $1.8 million of 2017 costs related to one time consulting expenses associated with strategy development and salesforce integration. As a result, for 2017, the Company achieved adjusted EBITDA of $63.6 million, compared to a target of $65.8 million. The Company achieved net revenue of $339.0 million, compared to a target of $338.6 million. This net revenue met 100% of the net revenue target. As shown in the table above, each of the named executive officers was paid out at 88.9% of target payout for the Company performance component, and at 100% of target payout for their individual performance component. This assessment of individual performance for the named executive officers was based on the Compensation Committee’s determination that each executive made significant contributions to the performance and growth of the Company in 2017. As a result, the non-equity incentive plan compensation for 2017 ranged between 90% to 92% of the target bonus opportunities, resulting in the payment amounts disclosed in the table above.
Long-term Equity Incentives
In General.    We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. We believe that one of the best ways to align the interests of stockholders and executives is by providing those individuals who have substantial responsibility over the management, performance and growth of the Company with an opportunity to have a meaningful ownership position in the Company. We maintain our 2008 Stock Incentive Plan pursuant to which we may grant equity and other incentive awards to our executive officers and other employees. We believe that providing management with strong economic incentives will inspire management to act in the best interest of the Company and its stockholders.
Equity Awards.    Since 2014, our Compensation Committee has granted a combination of restricted stock and performance shares to each named executive officer on an annual basis, with each component representing 50% of the total number of shares granted to each executive. The stock awards are issued as a percentage of base salary set by the Compensation Committee based on long-term incentive compensation benchmarks presented in the aforementioned peer group study as well as executive tenure, experience and performance expectations.
We believe the restricted stock grants are an effective tool for creating long-term ownership and aligning our employees' interests with those of our stockholders, which includes the retention of our key employees. All outstanding restricted shares awards vest ratably over a four year period.
The performance share awards may be earned based on our relative total stockholder return against a peer group over one, two and three year periods. This peer group consists of similar companies in the transportation and freight brokerage industry. The amount of performance shares earned can range from 50% of target amount for achieving the threshold performance goal to 200% for achieving the maximum performance goal. The 2017 performance shares are scheduled to vest, depending on performance, 20% on the first anniversary of the grant date based on one year total shareholder return, 30% on the second anniversary of the grant date based on two year total shareholder return and 50% on the third anniversary of the grant date based on three year total shareholder return. The Company uses relative total stockholder return as the metric for measuring performance shares and set the maximum at 200% of the target amount based on the Compensation Committee deeming these measurements to be more aligned with the interests of the stockholders. No performance shares will be earned if the threshold goal is not achieved. Earned performance shares are convertible into shares of the Company’s common stock on a 1-for-1 basis after the end of the performance period.
On January 30, 2017, Messrs. Waggoner, Sauers and Menzel received grants of restricted stock awards and performance (at target) share awards as summarized in the following table. The fair market value on the date of grant of each restricted stock and performance share was $24.35.

	Number of Shares
Name	2017 (Performance Shares)	2017 (Restricted Stock)
Douglas R. Waggoner	49,158	49,158
Kyle L. Sauers	16,206	16,206
David B. Menzel	23,080	23,080
The table below shows the multiple of the target shares that could be earned at different levels of performance for each performance cycle:

	Threshold	Target	Maximum
Performance Goal	25th Percentile	50th Percentile	>75th Percentile
Multiple of Target Earned	0.5	1.0	2.0

Performance between threshold and target and between target and maximum would earn a multiple of target that would be calculated based on straight-line interpolation.
Results of Performance Cycles Ending in 2017
All performance shares granted since 2014 have been structured using one-year, two-year and three-year performance vesting conditions, substantially similar to the aforementioned 2017 grants. As a result, there are multiple total stockholder return performance periods that end each fiscal year.
For each individual below, the table below shows the number of shares earned for the one year (granted in 2016), two year (granted in 2015) and three year (granted in 2014) performance cycles that ended in 2017:

Name	Grant Year	TSR Performance Period	Performance Goal Attained	Total Target Shares Awarded	Target Allocated to Cycle	Target Earned	Shares Earned
Douglas R. Waggoner	2016	2/26/2016 - 2/25/2017	15th Percentile	44,900	20%	0.0%	—
	2015	2/13/2015 - 2/12/2017	27th Percentile	32,747	30%	54.5%	5,359
	2014	3/25/2014 - 3/24/2017	45th Percentile	18,667	50%	90.9%	8,485
Kyle L. Sauers	2016	2/26/2016 - 2/25/2017	15th Percentile	14,647	20%	0.0%	—
	2015	2/13/2015 - 2/12/2017	27th Percentile	11,087	30%	54.5%	1,814
	2014	3/25/2014 - 3/24/2017	45th Percentile	7,000	50%	90.9%	3,182
David B. Menzel	2016	2/26/2016 - 2/25/2017	15th Percentile	21,505	20%	0.0%	—
	2015	2/13/2015 - 2/12/2017	27th Percentile	17,192	30%	54.5%	2,813
	2014	3/25/2014 - 3/24/2017	45th Percentile	10,770	50%	90.9%	4,895
Pursuant to the 2017 performance share award agreements, upon a termination of service during the performance period due to retirement after age 65, death, or disability, the executive will vest in a number of performance shares for each performance sub-period as would have been earned based on actual Company performance had the executive remained employed through the end of the period multiplied by a fraction, the numerator of which is the number of days on which the executive was employed during the performance period, and the denominator is the number of days in the applicable period. Upon a Change in Control, the executive shall immediately vest in 50% of the number of performance shares for each relevant performance period as would have been earned had the Company achieved performance at the target level. The executive shall earn the remaining 50% of performance shares based on the passage of time. If the executive is terminated without cause, or by the executive with good reason, within 12 months following the Change in Control, the remaining 50% shall vest in full. In the event the executive is terminated within 3 months prior to a Change in Control, the unvested performance shares shall vest as of the effective date of the Change in Control with 50% vesting at the target level and 50% based on actual performance as of the date of the Change in Control. Upon termination of service by the Company without cause or by the executive with good reason, the executive shall earn a pro-rata portion of the awarded 2017 performance shares based on actual Company performance during the relevant performance period, and the executive will be credited with an additional 12 months of service to determine such pro-rata vesting. Upon any other termination of service, unvested performance shares are forfeited. We find these provisions to align with those of the peer group and support the overall objectives of our compensation program.
The vesting of certain of our named executive officers' restricted stock and performance share awards is accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events, which we find to be consistent with standard market terms among the peer group. These terms are more fully described in "—Employment Agreements" and "—Potential Payments upon Termination or Change in Control."
2018 Updates. Based upon input we received from our independent compensation consultant (Aon Hewitt), our Compensation Committee made the following two changes with respect to equity awards granted in 2018: (i) in order to align our equity grants with leading practices of other public companies, restricted stock will provide for accelerated vesting in case one of our named executive officers retires, which acceleration may be full or partial based on a combination of age and years of service, and if one of our named executive officers retires, performance shares will vest dependent on actual Company performance had the executive remained employed through the end of the relevant performance period multiplied by a fraction, the numerator of which is the number of days on which the executive was employed during the period, and the denominator of which is the number of days in the relevant period and (ii) in order to link pay with performance, we adjusted the performance period of our performance shares to now end on December 31st of every year (which is the end of our fiscal year), as opposed to the anniversary of the grant date.
Stock Ownership Requirements. Since 2010, in order to ensure alignment with our stockholders, the Compensation Committee has maintained stock ownership requirements for our officers. The Compensation Committee believes that linking a significant portion of the executive officer’s personal holdings to the Company’s success, as reflected in the stock price, provides officers with a stake similar to that of our stockholders. Therefore, executive officers are expected to acquire and hold a significant amount of the Company's stock. The Compensation Committee has established stock ownership requirements based on all shares of Company stock owned by an executive officer, including vested stock options, vested restricted stock and stock beneficially owned by the officer, including owned in a trust, by a spouse, or dependent children for our executive officers as follows:

•	Chief Executive Officer: four times base salary

•	Other executive officers: three times base salary.
All executive officers have three years to meet their ownership requirements from the effective date, February 3, 2010. New executive officers are expected to meet their ownership requirement within three years of being named an executive officer. As of December 31, 2017, all named executive officers met their ownership requirement.
Executive Benefits and Perquisites
In General.    We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We match employee contributions up to 25% on the first 6% of an employee's salary deferred under our 401(k) plan. We provide these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. We also provide a modest amount (less than 3% of total compensation) of personal benefits and perquisites that we believe are highly valued and support our retention objectives. We do not maintain any non-qualified deferred compensation plans. For more information, see the “Summary Compensation Table” provided below.
Change in Control and Severance Benefits
In General.    We provide the opportunity for certain of our named executive officers to be protected under the severance and change in control provisions contained in their employment agreements, or performance share award agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to provide reassurance during a period leading up to and following a Change in Control should one occur. Our severance and change in control provisions for the named executive officers are summarized in "—Results of Performance Cycles Ending in 2017," "— Employment Agreements" and "— Potential Payments upon Termination or Change in Control." We intend to periodically review the level of the benefits in these agreements. We believe our arrangements are reasonable in light of the fact that cash severance is limited to two years for Mr. Waggoner and Mr. Menzel, and one year, unless a Change of Control occurs, in which Mr. Sauers also gets two years, for Mr. Sauers (each at a rate equal to their then current base salary and the greater of target annual performance bonus in the year terminated and the average of the three most recent annual performance bonus payments) and there are no "single trigger" benefits upon a change in control other than the accelerated vesting of certain of the named executive officers' equity awards. Each named executive officer is allotted 50% of all outstanding unvested equity awards due to a "single trigger" event. Each named executive officer is allotted 100% of all outstanding unvested equity awards due to a "double trigger" event. No gross-up payment will be made to cover any excise and related income tax liability arising under Section 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the employment agreements with any of our named executive officers. We find these benefits align with those of the peer group and appropriately compensate our named executive officers upon termination or change in control.
Effect of Accounting and Tax Treatment on Compensation Decisions
In general, Section 162(m) of the Internal Revenue Code ("Section 162(m)") imposes a $1 million limit on the amount of compensation that we may deduct in any one year with respect to our "covered employees" (as defined by Section 162(m)). Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, performance-based compensation, as defined in Section

162(m), was fully deductible if the programs were approved by stockholders and meet certain other requirements. The Amended and Restated 2008 Stock Incentive Plan and the Annual Incentive Plan were designed and maintained to allow our Compensation Committee to grant awards that may qualify for the performance-based compensation exception to the Section 162(m) deductibility limit when it believes it is in the Company's and our stockholders' best interests.
Effective for taxable years beginning after December 31, 2017, the Section 162(m) performance-based compensation exception to the deduction limit has been repealed, such that annual compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)'s exception to the deduction limit for performance-based compensation, no assurance can be given that compensation intended to satisfy the requirements for exception from the Section 162(m) deduction limit will in fact satisfy the exception.
In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. However, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether the program is consistent with our overall compensation philosophy and objectives. The Company retains the discretion to grant awards or pay any other compensation that may, or may not, be deductible under Section 162(m). Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company's business needs. We will continue to assess the impact of Section 162(m) on our compensation practices and determine whether to design our equity and cash awards to qualify as performance-based compensation.

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee and the Audit Committee Report shall not be deemed to be "Soliciting Material," are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

By the Compensation Committee of the Board of Directors,

Matthew J. Ferguson (Chairman) Samuel K. Skinner David Habiger

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows information concerning 2017, 2016 and 2015 compensation for our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Douglas R. Waggoner	2017	798,000	—	2,728,318	722,709	40,700	4,289,727
Chief Executive Officer	2016	760,000	—	2,696,559	194,750	39,851	3,691,160
	2015	700,000	200,000	1,950,542	815,411	38,999	3,704,952
Kyle L. Sauers	2017	451,000	—	899,449	310,091	21,535	1,682,075
Chief Financial Officer	2016	425,000	—	879,655	109,570	20,686	1,434,911
	2015	395,000	115,000	660,386	339,347	20,034	1,529,767
David B. Menzel	2017	562,000	—	1,280,963	386,410	28,535	2,257,908
President & Chief Operating Officer	2016	546,000	—	1,291,526	140,766	27,686	2,005,978
	2015	525,000	155,000	1,024,024	451,031	27,034	2,182,089
________________________________
(1) The salary amounts reflect the actual base salary payments made to the Named Executive Officers.
(2) Value of restricted stock awards is based on the closing value of the Company’s stock on the date of grant pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). For 2017, a combination of restricted stock awards and performance shares with a market condition were issued with each representing 50% of the total number of shares granted. A grant-date fair value assessment was performed based on the probable outcome of the relative total shareholder return market condition of the performance shares at grant date pursuant to ASC Topic 718. The value of the restricted stock was calculated using the closing price on the day of issuance of $24.35 for shares granted on January 30, 2017 and performance share awards were calculated based on the probable outcome of the performance conditions as determined on the grant date. For 2017, the breakdown of the fair value of the performance shares is as follows: (i) Mr. Waggoner, performance shares of 49,158 with a grant date fair value of $1,531,321; (ii) for Mr. Sauers, performance shares of 16,206 with a grant date fair value of $504,833; and (iii) for Mr. Menzel, performance shares of 23,080 with a grant date fair value of $718,965.  The maximum award that can be earned at the end of the performance period if maximum performance is achieved, based on the grant date fair value of the Company’s common stock, is as follows: Mr. Waggoner - $3,062,642; Mr. Sauers - $1,009,666 and Mr. Menzel - $1,437,930. For additional information, see Note 14 to our Consolidated Financial Statements as reported on the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.
(3) For 2017, All Other Compensation includes, (i) for Mr. Waggoner, medical, dental and vision premium reimbursement of $9,535 and a combined life insurance and car allowance of $31,165; (ii) for Mr. Sauers, medical, dental and vision premium reimbursement of $9,535 and a car allowance of $12,000; and (iii) for Mr. Menzel, medical, dental and vision premium reimbursement of $9,535 and a car allowance of $19,000.

2017 GRANTS OF PLAN-BASED AWARDS
The following table summarizes our awards made to our named executive officers under any plan during the fiscal year ended December 31, 2017:

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards ($)(1)		Estimated future payouts under equity incentive plan awards (#)(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target	Maximum	Threshold	Target	Maximum
Douglas R. Waggoner	1/30/17			24,579	49,158	98,316		1,531,321
	1/30/17						49,158	1,196,997
		798,000	1,995,000
Kyle L. Sauers	1/30/17			8,103	16,206	32,412		504,833
	1/30/17						16,206	394,616
		338,250	845,625
David B. Menzel	1/30/17			11,540	23,080	46,160		718,965
	1/30/17						23,080	561,998
		421,500	1,053,750
____________________________________

(1)
The non-equity incentive awards made during 2017 were based on our net revenue, and overall adjusted EBITDA. Because the components of the award pay out percentages over certain ranges of performance, the awards do not have a specific payout based on a threshold. As a result, we have omitted the threshold column. For a more detailed description of this plan, see "—Compensation Program Objectives and Philosophy."

(2)
The amounts listed reflect restricted stock awarded with performance-based restrictions. The performance shares awards are earned based on our relative total stockholder return against a peer group over one, two and three year periods. Information related to the performance-based restrictions associated with these shares is contained in Compensation Discussion and Analysis. For 2017, includes, for Mr. Waggoner, performance shares of 49,158 with grant date fair value of $1,531,321; for Mr. Sauers, performance shares of 16,206 with grant date fair value of $504,833; for Mr. Menzel, performance shares of 23,080 with grant date fair value of $718,965. The current assumed probable outcome is that the threshold award will be earned related to all awards granted in 2017.

(3)	The amounts listed reflect restricted stock granted under the 2008 Stock Incentive Plan. For more information on the terms of these awards, see "— Long-term Equity Incentives — Equity Awards."

(4)	See footnote 2 to the Summary Compensation Table for information related to the calculation of the grant date fair value.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END
The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Awards of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(4)
Douglas R. Waggoner(1)	45,000	—	6.94	6/24/2019
	200,000	—	11.31	2/26/2020
					103,874	2,908,472
							58,913	1,649,564
Kyle L. Sauers(2)	25,000	—	11.78	1/10/2021
					34,486	965,608
							19,506	546,168
David B. Menzel(3)	50,000	—	11.31	2/26/2020
	50,000		12.08	1/11/2021
					50,498	1,413,944
							28,738	804,664
________________________________

(1)
Mr Waggoner's 103,874 shares of restricted stock were issued on March 25, 2014, February 13, 2015, February 26, 2016 and January 30, 2017. Of Mr. Waggoner's shares, 4,667 vest on March 25, 2018; 16,374 vest in two equal installments on February 13 of each of 2018 and 2019; 33,675 vest in three equal installments on February 26 of each of 2018, 2019 and 2020; and 49,158 vest in four equal installments on January 30 of each of 2018, 2019, 2020 and 2021. The market value of these awards is based on the share price of $28.00 on December 29, 2017.

(2)
Mr. Sauers 34,486 shares of restricted stock were issued on March 25, 2014, February 13, 2015, February 26, 2016 and January 30, 2017. Of Mr. Sauers shares, 1,750 vest on March 25, 2018; 5,544 vest in two equal installments on February 13 of each of 2018 and 2019; 10,986 vest in three equal installments on February 26 of each of 2018, 2019 and 2020; and 16,206 vest in four equal installments on January 30 of each of 2018, 2019, 2020 and 2021. The market value of these awards is based on the share price of $28.00 on December 29, 2017.

(3)
Mr. Menzel's 50,498 shares of restricted stock were issued on March 25, 2014, February 13, 2015, February 26, 2016 and January 30, 2017. Of Mr. Menzel's shares, 2,693 vest on March 25, 2018; 8,596 vest in two equal on February 13 of each of 2018 and 2019; 16,129 vest in three equal installments on February 26, 2018, 2019 and 2020; and 23,080 vest in four equal installments on January 30, 2018, 2019, 2020 and 2021.The market value of these awards is based on the share price of $28.00 on December 29, 2017.

(4)
These amounts are based on the market value of Company shares on December 29, 2017, which was $28.00. December 29, 2017 was the last trading day in fiscal year 2017. In accordance with applicable SEC rules, the 2015 performance shares are reported at the target level of performance and the 2016 and 2017 performance shares are reported at the threshold level of performance in the table. The 2015, 2016 and 2017 performance shares are scheduled to vest, depending on performance, 20% on the first anniversary of the grant date, 30% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

2017 OPTION EXERCISES AND STOCK VESTED TABLE
The following table summarizes the exercise of options by, and vesting of time-based restricted stock awards and the vesting of previously granted performance shares of, our named executive officers during 2017:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting
Douglas R. Waggoner	5,000	$93,250	41,713	$923,058
Kyle L. Sauers	—	$—	26,034	$545,901
David B. Menzel	97,500	$2,306,261	28,209	$607,546
________________________________

(1)
For Mr. Waggoner, the amount includes 27,869 time-vested restricted stock units and 13,844 performance shares that vested. For Mr. Sauers, the amount includes 21,038 time-vested restricted stock units and 4,996 performance shares that vested. For Mr. Menzel, the amount includes 20,501 time-vested restricted stock units and 7,708 performance shares that vested.

2017 PENSION BENEFITS
We do not sponsor any qualified or nonqualified defined benefit plans.

2017 NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any nonqualified deferred compensation plans.

EMPLOYMENT AGREEMENTS

Employment Agreement with Douglas R. Waggoner
We entered into an Amended and Restated Employment Agreement with Douglas R. Waggoner, our Chief Executive Officer, on November 1, 2006, which was amended and restated as of September 24, 2009, was further amended and restated as of January 1, 2012, as of October 7, 2013, and finally amended and restated as of August 19, 2016. Pursuant to his amended and restated employment agreement on August 19, 2016, Mr. Waggoner is entitled to an initial base salary of $760,000 per year, which may be adjusted by the Board or the Compensation Committee. In addition to base salary, Mr. Waggoner is eligible for an annual performance bonus and participation in the 2008 Stock Incentive Plan. Mr. Waggoner also has a right to participate and receive benefits, on the same basis as other members of our senior management, in our executive and employee benefit plans, insurance programs and/or indemnification agreements. Mr. Waggoner is also entitled to a combined automobile allowance and premiums for a life insurance policy not to exceed $31,500 per year.
Subject to Mr. Waggoner's execution of a general release and waiver, if Mr. Waggoner's employment is terminated by us for any reason other than for Cause (as defined below), or if Mr. Waggoner terminates his employment for Good Reason (as defined below), Mr. Waggoner is entitled to:

•
Base Salary and Bonus: He will receive an amount equal to the product of two times the sum of (A) his base salary as in effect on the date of termination, and (B) the greater of (x) the average of the three most recent annual performance bonuses received by him preceding the date of his termination or (y) his target annual performance bonus in effect as of the date of his termination, payable in equal installments over a 24 month period following such termination of employment in accordance with the Company's normal payroll procedures;

•
Accelerated Vesting of Equity Awards: With respect to the vesting of any unvested equity awards, which are not based on performance, he will be treated as if he remained employed for an additional 12 months following the date of termination (performance based awards based on the terms of the respective award agreement, as described in "—Results of Performance Cycles Ending in 2017"); and

•
Continuation of COBRA Benefits: Continuation of Company-provided insurance benefits for him and his dependents until the earlier of: (i) 24 months following the termination or (ii) the date he has secured comparable benefits through another organization's benefits program.

In the event of a Change in Control, (as set forth in our 2008 Stock Incentive Plan as described in the narrative to "— Potential Payments Upon Termination or Change in Control), Mr. Waggoner is entitled to immediate vesting of 50% of all outstanding unvested equity awards (any outstanding performance based awards shall be treated as vesting at target). In the event Mr. Waggoner is terminated by us (other than for Cause), or he terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change in Control or within 12 months following a Change in Control, Mr. Waggoner is entitled to the cash and benefits severance described above and the immediate vesting of all unvested equity awards (any outstanding performance based awards outstanding shall be treated as vesting at the greater of target or actual performance), which amounts shall be paid in a lump sum, as soon as is reasonably practicable.
For purposes of Mr. Waggoner's employment agreement, (A) "Cause" occurs if (i) Mr. Waggoner materially breaches any provision of his employment agreement, provided that in those instances in which Mr. Waggoner's material breach is capable of being cured, Mr. Waggoner has failed to cure within a 30 day period after notice from the Company; (ii) theft, dishonesty, or falsification of any employment or Company records by Mr. Waggoner; (iii) the reasonable determination by the Board that Mr. Waggoner has committed an act or acts constituting a felony or any act involving moral turpitude; (iv) the reasonable determination by the Board that Mr. Waggoner has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company's reputation or business; or (v) the Company decides to give notice that this employment agreement will not be renewed. (B) "Good Reason" occurs if Mr. Waggoner terminates his employment for any of the following reasons: (i) we materially reduce Mr. Waggoner's duties or responsibilities below what is customary for his position in a business that is similar to our Company without Mr. Waggoner's consent, (ii) we require Mr. Waggoner to relocate his office more than 100 miles from our current office without his consent, (iii) we materially breach the terms of this employment agreement, or (iv) we reduce Mr. Waggoner's base salary or incentive compensation opportunity below the levels in effect as of the effective date of this employment agreement (other than any across-the-board, pro rata reduction of no more than ten percent (10%) applicable to all senior executives of the Company). Mr. Waggoner must provide notice to the Company within a period not to exceed 90 days of the initial existence of the condition. Upon such notice, the Company shall have 30 days during which it may remedy the condition.
Mr. Waggoner's employment agreement terminates on December 31, 2019 at which point, this employment agreement will automatically extend in one-year increments, unless either party provides prior notice.
For a description of restrictive covenants, please see the narrative to the "— Potential Payments Upon Termination or Change in Control" section.
Employment Agreement with Kyle L. Sauers
We entered into an Amended and Restated Employment Agreement with Kyle L. Sauers, our Chief Financial Officer, on January 10, 2011, which was amended and restated as of October 7, 2013, and finally amended and restated as of August 19, 2016. Pursuant to his amended and restated employment agreement, Mr. Sauers is entitled to an initial base salary of $425,000 per year, which may be adjusted by the Board or the Compensation Committee. In addition to base salary, Mr. Sauers is eligible for an annual performance bonus and participation in the 2008 Stock Incentive Plan. Mr. Sauers also has a right to participate and receive benefits, on the same basis as other members of our senior management, in our executive and employee benefit plans, insurance programs and/or indemnification agreements. Mr. Sauers is also entitled to a combined automobile allowance and premiums for a life insurance policy not to exceed $12,000 per year.
Subject to Mr. Sauers execution of a general release and waiver, if Mr. Sauers is terminated by us for any reason other than for Cause (as defined below) or if Mr. Sauers terminates his employment for Good Reason (as defined below), Mr. Sauers is entitled to

•
Base Salary and Bonus: He will receive an amount equal to the sum of (A) his base salary as in effect on the date of termination, and (B) the greater of (x) the average of the three most recent annual performance bonuses received by him preceding the date of his termination or (y) his target annual performance bonus in effect as of the date of his termination, payable in equal installments over a 12 month period following such termination of employment in accordance with the Company's normal payroll procedures;

•
Accelerated Vesting of Equity Awards: with respect to the vesting of any unvested equity awards, which are not based on performance, he will be treated as if he remained employed for an additional 12 months following the date of termination (performance based awards based on the terms of the respective award agreement, as described in "—Results of Performance Cycles Ending in 2017"); and

•
Continuation of COBRA Benefits: Continuation of Company-provided insurance benefits for him and his dependents until the earlier of: (i) 12 months following the termination or (ii) the date he has secured comparable benefits through another organization's benefits program.

In the event of a Change in Control (as defined below), Mr. Sauers is entitled to immediate vesting of 50% of all outstanding unvested equity awards (any outstanding performance based awards shall be treated as vesting at target). In the event Mr. Sauers is terminated by us (other than for Cause), or he terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change in Control or within 12 months following a Change in Control, Mr. Sauers is entitled to cash and benefits severance described above, except that Mr. Sauers will be entitled to two (2) times the sum of (A) his base salary as in effect on the date of termination, and (B) the greater of (x) the average of the three most recent annual performance bonuses received by him preceding the date of his termination or (y) his target annual performance bonus in effect as of the date of his termination, instead of the aforementioned base salary and bonus severance and the immediate vesting of all unvested equity awards (any outstanding performance based awards outstanding shall be treated as vesting at the greater of target or actual performance), all of which shall be paid in a lump sum, as soon as is reasonably practicable.
For purposes of Mr. Sauers' employment agreement, the terms "Cause," "Change in Control" and "Good Reason" have substantially similar meanings as set forth in the summary of Mr. Waggoner's employment agreement, except that Good Reason may be triggered if Mr. Sauers is required to relocate more than 50 miles from the Company's office (instead of the 100 miles provided in Mr. Waggoner's employment agreement).
Mr. Sauers' employment agreement terminates on December 31, 2019 at which point, this employment agreement will automatically extend in one-year increments, unless either party provides prior notice.
For a description of restrictive covenants, please see the narrative to the "— Potential Payments Upon Termination or Change in Control" section.
Employment Agreement with David B. Menzel
We entered into an Amended and Restated Employment Agreement with David B. Menzel, our President and Chief Operating Officer, on April 7, 2008, which was amended and restated as of January 1, 2012, as of October 7, 2013, and finally amended and restated as of August 19, 2016. Pursuant to his amended and restated employment agreement, Mr. Menzel is entitled to an initial base salary of $546,000 per year. In addition to base salary, Mr. Menzel is eligible for an annual performance bonus and participation in the 2008 Stock Incentive Plan. Mr. Menzel also has the right to participate and receive benefits, on the same basis as other members of our senior management, in our executive and employee benefit plans, insurance programs and/or indemnification agreements. Mr. Menzel is also entitled to a combined automobile allowance and premiums for a life insurance policy not to exceed $19,000 per year.
Subject to Mr. Menzel's execution of a general release and waiver, if Mr. Menzel is terminated for any reason other than for Cause (as defined below) or if Mr. Menzel terminates his employment for Good Reason (as defined below), Mr. Menzel is entitled to

•
Base Salary and Bonus: He will receive an amount equal to two times the sum of (A) his base salary as in effect on the date of termination, and (B) the greater of (x) the average of the three (3) most recent annual performance bonuses received by him preceding the date of his termination or (y) his target annual performance bonus in effect as of the date of his termination, payable in equal installments over a 24 month period following such termination of his employment in accordance with the Company's normal payroll procedures;

•
Accelerated Vesting of Equity Awards: With respect to the vesting of unvested equity awards, which are not based on performance, he will be treated as if he remained employed for an additional 12 months following the date of termination (performance based awards based on the terms of the respective award agreement, as described in "—Results of Performance Cycles Ending in 2017"); and

•
Continuation of COBRA Benefits: Continuation of Company-provided insurance benefits for him and his dependents until the earlier of: (i) 24 months following the termination or (ii) the date he has secured comparable benefits through another organization's benefits program.

In the event of a Change in Control (as defined below), Mr. Menzel is entitled to immediate vesting of 50% of all outstanding unvested equity awards (any outstanding performance based awards shall be treated as vesting at target). In the event Mr. Menzel is terminated by us (other than for Cause), or he terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change in Control or within 12 months following a Change in Control, Mr. Menzel is entitled to the cash and benefits severance described above and the immediate vesting of all unvested equity awards (any outstanding performance based awards outstanding shall be treated as vesting at the greater of target or actual performance), which amounts shall be paid in a lump sum, as soon as is reasonably practicable.

For purposes of Mr. Menzel's employment agreement, the terms "Cause," "Change in Control" and "Good Reason" have substantially similar meanings as set forth in the summary of Mr. Waggoner's employment agreement, except that Good Reason may be triggered if Mr. Menzel is required to relocate more than 50 miles from the Company's office (instead of the 100 miles provided in Mr. Waggoner's employment agreement).
Mr. Menzel's employment agreement terminates on December 31, 2019 at which point, this employment agreement will automatically extend in one-year increments, unless either party provides prior notice.
For a description of restrictive covenants, please see the narrative to the "— Potential Payments Upon Termination or Change in Control" section.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Assuming the employment of our named executive officers were to be terminated without Cause or for Good Reason, each as of December 31, 2017, they would be entitled to payments in the amounts set forth opposite to each executive officer's name in the table below.
We are not obligated to make any cash payments to these executives if their employment is terminated by us for Cause or by the executive without Good Reason. No cash severance is provided for any of the executive officers in the event of death or disability. Pursuant to the performance share award agreements, upon a termination of service during the performance period due to retirement after age 65, death, or disability, the executive will vest in a number of performance shares for each performance sub-period as would have been earned based on actual Company performance had the executive remained employed through the end of the period multiplied by a fraction, the numerator of which is the number of days on which the executive was employed during the performance period, and the denominator is the number of days in the applicable period. A Change in Control does not affect the amount or timing of these cash severance payments.

Name	Cash Severance(1)	Benefit Continuation(2)
Douglas R. Waggoner	$132,954 per month for 24 months	$34,147
Kyle L. Sauers	$66,112 per month for 12 months	$17,074
David B. Menzel	$87,369 per month for 24 months	$34,147
____________________________________

(1)
No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the employment agreements with any of our named executive officers. Instead, the employment agreements provide for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit.

(2)
Pursuant to the employment agreements with Messrs. Waggoner, Sauers and Menzel, in the event of a termination without Cause or a termination for Good Reason, the Company will also provide them and their dependents with Company-paid insurance benefits until such time comparable benefits are secured through another employer's benefits program, up to a maximum of 24 months for Messrs. Waggoner and Menzel and 12 months for Mr. Sauers. In calculating the benefit continuation amounts, we assumed an annual cost of $17,074 for Messrs. Waggoner, Menzel and Sauers.

Assuming the employment of our named executive officers were to be terminated without Cause or for Good Reason or solely upon a Change in Control of the Company, each as of December 31, 2017 (or as otherwise specified), the following individuals would be entitled to accelerated vesting of their outstanding equity awards described in the table below:

Name	Value of Equity Awards: Termination Without Cause or For Good Reason ($)(1)	Value of Equity Awards: Change in Control Without Termination of Employment ($)(1)	Value of Equity Awards: Termination Without Cause or For Good Reason In Connection With a Change in Control ($)(1)
Douglas R. Waggoner	3,559,258	2,874,557	5,749,114
Kyle L. Sauers	1,180,975	951,343	1,902,687
David B. Menzel	1,735,456	1,391,292	2,782,584
____________________________________
(1) Values are based on the price of our common stock of $28.00 per share, which was the fair market value of our common stock as of December 29, 2017, which was the last trading day in fiscal year 2017.
In connection with a termination without Cause or a termination for Good Reason, no payments are due unless the executive officer executes a general release and waiver of claims against us. Messrs. Waggoner and Menzel are subject to non-competition and non-solicitation restrictions for a period of twenty-four months following termination without Cause or a termination for Good Reason (and twelve months upon a termination of any other type) and Mr. Sauers is subject to similar restrictions for a period of twelve months following termination. Further, each named executive officer entered into a confidentiality agreement upon joining the Company.
The following definition defines the term "Change in Control" for purposes of our named executive officer's employment agreements.
Change in Control
The employment agreements incorporate the Change in Control definition in the 2008 Stock Incentive Plan. Under the 2008 Stock Incentive Plan, "Change in Control" means the occurrence of any one or more of the following: (a) an effective change in control pursuant to which any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company's then outstanding stock; provided, however, that a Change in Control shall not be deemed to occur by virtue of any of the following acquisitions: (i) by the Company or any Affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (b) any person or persons acting as a group acquires beneficial ownership of Company stock that, together with Company stock already held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or voting power of the Company's then outstanding stock (the acquisition of Company stock by the Company in exchange for property, which reduces the number of outstanding shares and increases the percentage ownership by any person or group to more than 50% of the Company's then outstanding stock will be treated as a Change in Control); (c) individuals who constitute the Board immediately after the Effective Date (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board during any 12-month period; provided, however, that any person becoming a Director subsequent thereto whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director, provided, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board (including, without limitation, any settlement thereof) shall be deemed to be an Incumbent Director; (d) any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. The event described in this paragraph (d) shall not be deemed to be a Change in Control if the assets are transferred to (i) any owner of Company stock in exchange for or with respect to the Company's stock, (ii) an entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the entity's total value or total voting power, (iii) any person that owns, directly or indirectly, at least fifty percent (50%) of the Company stock, or (iv) an entity in which a person described in (d)(iii) above owns at least fifty percent (50%) of the total value or voting power (for purposes of this definition, and except as otherwise provided, a person's status is determined immediately after the transfer of the assets); or (e) upon the happening of any other event(s) designated as a change in control event for purposes of Section 409A. In no event will a Change in Control be deemed to have occurred, with respect to the Participant, if an employee benefit plan maintained by the Company or an Affiliate or the Participant is part of a purchasing group that consummates the transaction that would otherwise result in a Change in Control. The employee benefit plan or the Participant will be deemed "part of a purchasing group" for purposes of the preceding sentence if the plan or the Participant is an equity participant in the purchasing company or group, except where participation is: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors.
Cause
The definitions of "Cause" are described in "— Employment Agreements."
Good Reason
The definitions of "Good Reason" are described in "— Employment Agreements."

CEO Pay Ratio
Pursuant to rules adopted by the SEC, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to disclose the ratio of its median employee's annual total compensation to the annual total compensation of its principal executive officer. The Company's principal executive officer is Douglas R. Waggoner, Chairman of the Board and Chief Executive Officer.
In determining the median employee, a listing was prepared of all employees, excluding Mr. Waggoner, as of December 31, 2017. Since all Echo employees reside in the United States, no employees were excluded from the list and the Company did not make any other adjustments. Total compensation earned from January 1, 2017 to December 31, 2017 was gathered for each employee, which includes salary, stock awards, earned non-equity incentive compensation, and other compensation.
From these results, we identified the median employee and calculated the median employee's total annual compensation for 2017 in accordance with the SEC rules for reporting compensation in the Summary Compensation Table of the proxy. Under this calculation, our median employee's total annual compensation for 2017 was $47,162.
For the total annual compensation of Mr. Waggoner, we used the amount reported in the "total" column of our Summary Compensation Table included in this Proxy Statement. Mr. Waggoner earned 2017 total compensation of $4,289,727, which is the total of his salary, stock awards, non-equity incentive compensation, and other compensation. As a result we estimate that Mr. Waggoner's 2017 annual total compensation was approximately 91 times that of our median employee, which was calculated in a manner consistent with the applicable SEC disclosure rules.
This information is being provided solely for compliance purposes. Because the Compensation Committee has determined the ratio is not an adequate indicator of linking pay with performance, the Compensation Committee does not materially consider this ratio when evaluating compensation arrangements. Moreover, given the different methodologies that various public companies use to determine an estimate of their CEO pay ratio, we do not believe that the estimated ratio reported should be used as a basis for comparison between any companies.

COMPENSATION AND RISK
We have reviewed our employee compensation policies and practices and have determined that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We utilize Aon Hewitt, an independent third party, to advise the Compensation Committee on matters related to compensation and find that the design of our compensation programs and the level of oversight is sufficient to mitigate potential risks associated with our current policies and practices.
Our compensation program is designed to provide a mix of both fixed and variable incentive compensation and to reward a mix of different performance measures. The variable (cash incentive and performance share) portions of compensation are designed to reward both annual performance (under the short-term incentive plan) and longer-term performance (under the performance share program). We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our long-term interests.
Our senior executives are subject to stock ownership requirements, which we believe incentivize our executives to consider our long-term interests and to discourage excessive risk-taking that could negatively impact our stock price.
Our incentive compensation programs are designed with payout curves that are relatively smooth and do not contain steep payout "cliffs" that might encourage short-term business decisions in order to meet a payout threshold.

2017 DIRECTOR COMPENSATION

Directors who are full-time employees of the Company receive no additional fees for service as a director. In 2017, each non-employee director received a combination of cash payments and equity-based compensation as shown in the tables and narrative below. Under our 2008 Stock Incentive Plan, directors are eligible to receive stock options and other equity grants at the discretion of the Compensation Committee or other administrators of the plan. If a Change in Control (as defined under the 2008 Stock Incentive Plan) occurs, or if the director’s service is terminated due to death, disability, or by the Company (or its Board or stockholders) other than for cause, all unvested shares of restricted stock will immediately vest. In January 2017, each non-employee director received a restricted stock grant of approximately $100,000 that vests on the first anniversary of the grant date.
2017 DIRECTOR COMPENSATION TABLE

The following table summarizes the total compensation that our non-employee directors earned in 2017 for services as members of our Board:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Samuel K. Skinner	95,000	100,009	195,009
Matthew Ferguson	85,000	100,009	185,009
David Habiger	85,000	100,009	185,009
Nelda J. Connors	80,000	100,009	180,009
William M. Farrow III(1)	36,250	54,514	90,764
Bradley A. Keywell(2)	43,750	100,009	143,759
Paul Loeb(2)	33,750	100,009	133,759
_______________________________
Note: The columns for Option Awards, Non-equity incentive plan compensation, Change in pension value and nonqualified deferred compensation earnings, and All other compensation have been excluded from the table as the Directors did not receive these forms of compensation during 2017.
(1) Mr. Farrow was elected to the Board at the 2017 Annual Meeting, and as noted below, his pay was prorated.
(2) Messrs. Keywell and Loeb retired from their positions on the Board at the 2017 Annual Meeting, and as noted below, their pay was prorated.

Fees Earned or Paid in Cash
The annual retainer increased by $5,000 after the 2017 Annual Meeting. The Lead Independent Director receives an additional $10,000 annual cash retainer per year, which is prorated for those directors who spend a partial year as the Lead Independent Director. Each committee chair and committee member will receive an additional annual retainer of $10,000 and $5,000, respectively, to be paid in cash. Our directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. In 2018, each director will receive a $5,000 increase to their stock awards.

The following table summarizes the cash compensation that our directors earned during 2017 for services as members of our Board:

Name	Annual Retainer ($)	Lead Independent Director ($)	Audit Committee ($)	Compensation Committee ($)	Nominating & Corporate Governance Committee ($)	Total ($)
Samuel K. Skinner(1)	70,000	5,000	5,000	5,000	10,000	95,000
Matthew Ferguson	70,000	—	5,000	10,000	—	85,000
David Habiger	70,000	—	10,000	5,000	—	85,000
Nelda J. Connors	70,000	—	5,000	—	5,000	80,000
William M. Farrow III(2)	36,250	—	—	—	—	36,250
Bradley A. Keywell(3)	33,750	5,000	—	2,500	2,500	43,750
Paul Loeb(2)	33,750	—	—	—	—	33,750
________________________________
(1) Mr. Skinner began serving as our Lead Independent Director after the 2017 Annual Meeting and therefore, received half the applicable fee.
(2) Mr. Farrow was elected to the Board at the 2017 Annual Meeting and therefore, received half the annual retainer.
(3) Messrs. Keywell and Loeb retired from their positions on the Board at the 2017 Annual Meeting and therefore, received half the annual retainer and half of any applicable fees related to their respective committees.

Outstanding Equity Awards of Our Directors at 2017 Fiscal Year-End
The following table summarizes the number of securities underlying outstanding plan awards for each non-employee director as of December 31, 2017, except for Messrs. Keywell and Loeb who retired from their positions on the Board at the 2017 Annual Meeting and therefore, did not have any outstanding stock options or restricted stock awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)

Samuel K. Skinner(1)	8,389	—	14.42	12/31/2021	4,396	123,088

Matthew Ferguson(2)	8,389	—	14.42	12/31/2021	4,396	123,088

David Habiger(3)	—	—	—	—	4,396	123,088

Nelda J. Connors(4)	—	—	—	—	4,396	123,088

William M. Farrow III(5)	—	—	—	—	3,054	85,512

________________________________
(1) Mr. Skinner's 4,396 shares of restricted stock were issued on February 24, 2017, all of which vest on February 24, 2018.

(2)	Mr. Ferguson's 4,396 shares of restricted stock were issued on February 24, 2017, all of which vest on February 24, 2018.
(3) Mr. Habiger's 4,396 shares of restricted stock were issued on February 24, 2017, all of which vest on February 24, 2018.
(4) Ms. Connors' 4,396 shares of restricted stock were issued on February 24, 2017, all of which vest on February 24, 2018.
(5) Mr. Farrow's 3,054 shares of restricted stock were issued on July 26, 2017, all of which vest on February 24, 2018.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board consists of four non-employee directors: David Habiger, Samuel K. Skinner, Matthew Ferguson and Nelda Connors, each of whom the Board has determined to be an independent director as defined in the rules of the Nasdaq Global Market. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board of Directors, which is available at www.echo.com on the "Investor" page under the link "Corporate Governance." Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company's independent registered public accounting firm (the "independent auditors").
Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
During fiscal year 2017, at each of its meetings, the Audit Committee met with the senior members of the Company's financial management team and the independent auditors. The Audit Committee's agenda is established by the Audit Committee's chairman and senior members of the Company's financial management team. The Audit Committee met in private sessions with the Company's independent auditors at certain of its meetings to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed under the Public Company Accounting Oversight Board standards.
The Company's independent auditors also provided to the Audit Committee the written disclosures regarding the auditors' independence required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence." The Committee discussed with the independent auditors the firm's independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.
Based on the Audit Committee's discussion with management and the independent auditors, and the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

David Habiger (Chairman) Samuel K. Skinner Matthew Ferguson Nelda Connors

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL
REGISTERED PUBLIC ACCOUNTING FIRM
For the fiscal years ended December 31, 2017 and 2016, Ernst & Young LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

Fees	Fiscal Year Ended December 31, 2017	Fiscal Year Ended December 31, 2016
Audit Fees(1)	$1,451,000	$1,775,000
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,451,000	$1,775,000
__________________________________
(1) Audit Fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings.
The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings.
All services provided by Ernst & Young LLP during the fiscal year ended December 31, 2017 were approved by the Audit Committee.

OTHER INFORMATION

Stockholder Proposals for the 2019 Annual Meeting
If any stockholder intends to present a proposal to be considered for inclusion in the Company's proxy material in connection with the 2019 Annual Meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 Shareholder Proposals) and received by the Corporate Secretary of the Company on or before December 31, 2018. Stockholder proposals to be presented at the 2019 Annual Meeting of stockholders which are not to be included in the Company's proxy materials must be received by the Company no earlier than February 15, 2019 and no later than March 18, 2019, in accordance with the procedures in the Company's By-laws.

Expenses of Solicitation
The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially offers the advantages of convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his or her broker, a single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders of record who currently receive multiple copies of the Notice at their address and would like to request "householding" of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing addressed to: American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Other Matters

The Board does not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.
Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of our proxy statement or Annual Report. Requests should be addressed to: Investor Relations, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654, or by telephone at 1-800-354-7993.

ECHO GLOBAL LOGISTICS, INC.
ATTN: KYLE L. SAUERS
600 WEST CHICAGO AVENUE STE 725
CHICAGO, IL 60654

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
01 Douglas R. Waggoner	☐	☐	☐
02 Samuel K. Skinner	☐	☐	☐
03 Matthew Ferguson	☐	☐	☐
04 David Habiger	☐	☐	☐
05 Nelda J. Connors	☐	☐	☐
06 William M. Farrow III	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.	☐	☐	☐
3. Advisory approval of the Company's Compensation of Executives as disclosed in this Proxy Statement.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date

0000376819_1 R1.0.1.17